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Exhibit 11

                    POTASH CORPORATION OF SASKATCHEWAN INC.
                       COMPUTATION OF PER SHARE EARNINGS
                      FOR THE THREE MONTHS ENDED MARCH 31

  (Figures and amounts expressed in millions, except per share and per option amounts)

                                                                        2001           2000
                                                                     -----------    -----------
A      Net income as reported, Canadian GAAP                         $      62.4    $      71.6
B      Items adjusting net income                                    $      (5.0)   $      (0.2)
C      Net income, US GAAP                                           $      57.4    $      71.4
D      Weighted average number of shares outstanding                  51,860,000     53,420,000
E      Net additional shares issuable for fully diluted earnings         373,000        237,000
       per share calculation
       CANADIAN GAAP
       Basic earnings per share (A/D)                                $      1.20    $      1.34
       Fully diluted earnings per share ((A/(D+E))                   $      1.19    $      1.33
       UNITED STATES GAAP
       Basic earnings per share (C/D)                                $      1.11    $      1.34
       Fully diluted earnings per share ((C/(D+E))                   $      1.10    $      1.33

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